Exhibit 21.1

AMENDED ANNUAL REPORT Corporation Division www.filinginoregon.com E - FILED May 17, 2022 OREGON SECRETARY OF STATE REGISTRY NUMBER 183686899 REGISTRATION DATE 06/17/2021 BUSINESS NAME CASCADE MOTO EUGENE, LLC BUSINESS MOTORCYCLE SALES AND SERVICE; PARTS, APPAREL, ACCESSORY SALES MAILING ADDRESS 2891 W 11TH AVE EUGENE OR 97402 USA TYPE DOMESTIC LIMITED LIABILITY COMPANY PRIMARY PLACE OF BUSINESS 2891 W 11TH AVE EUGENE OR 97402 USA JURISDICTION OREGON REGISTERED AGENT VANCE B HARRISON 2891 W 11TH AVE EUGENE OR 97402 USA If the Registered Agent has changed, the new agent has consented to the appointment. MANAGER TERINA LIDDIARD 2891 W 11TH AVE EUGENE OR 97402 USA Page 1

Corporation Division www.filinginoregon.com OREGON SECRETARY OF STATE I declare, under penalty of perjury, that this document does not fraudulently conceal, fraudulently obscure, fraudulently alter or otherwise misrepresent the identity of the person or any officers, managers, members or agents of the limited liability company on behalf of which the person signs. This filing has been examined by me and is, to the best of my knowledge and belief, true, correct, and complete. Making false statements in this document is against the law and may be penalized by fines, imprisonment, or both. By typing my name in the electronic signature field, I am agreeing to conduct business electronically with the State of Oregon. I understand that transactions and/or signatures in records may not be denied legal effect solely because they are conducted, executed, or prepared in electronic form and that if a law requires a record or signature to be in writing, an electronic record or signature satisfies that requirement. ELECTRONIC SIGNATURE NAME TERINA LIDDIARD TITLE MANAGER DATE 05 - 17 - 2022 Page 2